Exhibit 4.1

[EACH GLOBAL SECURITY SHALL BEAR A LEGEND IN SUBSTANTIALLY THE FOLLOWING FORM: Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee of the Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.]

PARAMOUNT GLOBAL

6.375% Fixed-to-Fixed Rate Junior Subordinated Debentures due 2062

No.	$

CUSIP: 92556H AE7

Paramount Global (formerly known as ViacomCBS Inc.), a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $                    on March 30, 2062 (the “Stated Maturity”) at the office or agency of the Company referred to below, and to pay interest thereon (a) from, and including, March 29, 2022, to, but excluding, March 30, 2027, at an annual rate equal to 6.375%, and (b) from, and including, March 30, 2027 (the “Initial Interest Reset Date”), during each Interest Reset Period (as defined below) at an annual rate equal to the 5-Year Treasury Rate (as defined herein) as of the most recent Interest Rate Calculation Date (as defined herein) plus (i) for the period from, and including, March 30, 2027, to, but excluding, March 30, 2032, 3.999%, (ii) for the period from, and including, March 30, 2032 to, but excluding, March 30, 2047, 4.249% and (iii) for the period from, and including, March 30, 2047, to, but excluding, the Stated Maturity, 4.999%, to be reset on each Interest Reset Date (as defined herein).

Interest shall be payable semi-annually in arrears on this Security on March 30 and September 30 of each year, beginning on September 30, 2022. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or Redemption Date falls on a day that is not a Business Day, then payment of interest, principal and/or the applicable redemption price may be made on the next succeeding Business Day and no interest shall accrue because of such delayed payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid, in immediately available funds, to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15, as the case may be, next preceding such Interest Payment Date. Subject to the Company’s right to optionally defer interest payments (as described herein), any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such defaulted interest, shall be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in said Indenture.

The Company shall appoint a calculation agent (the “calculation agent”) with respect to the Securities prior to the initial Interest Rate Calculation Date. The Company or any of its affiliates may assume the duties of the calculation agent. The calculation agent shall determine the interest rate for the Security, to become effective during the next Interest Reset Period, on each Interest Rate Calculation Date, as set forth herein. The calculation agent shall promptly notify the Trustee (and shall promptly notify the Company, if the Company or one of its affiliates is not the calculation agent), in writing, of the new interest rate, upon such determination. Upon the request of the Holder of any Securities, the calculation agent shall provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date. All calculations made by the calculation agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the Holders of this Security, absent manifest error.

“5-Year Treasury Rate” means, as of any Interest Rate Calculation Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined below).

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Interest Rate Calculation Date.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the fifth anniversary of the preceding Interest Reset Date, beginning with the Initial Interest Reset Date.

“Interest Rate Calculation Date” means, in respect of any Interest Reset Period, the day falling one Business Day prior to the beginning of such Interest Reset Period.

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but excluding, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but excluding, the next following Interest Reset Date.

If the 5-Year Treasury Rate cannot be determined pursuant to the method described above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate such rate, will determine the 5-Year Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor 5-Year Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of Business Day and the Interest Rate Calculation Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the 5-Year Treasury Rate in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

So long as no Event of Default with respect to the Securities has occurred and is continuing, at the Company’s sole option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Securities by extending the interest payment period for up to five consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments for the Securities may not extend beyond the Stated Maturity of the Securities or end on a day other than an Interest Payment Date. Any deferred interest on the Securities shall accrue additional interest at a rate equal to the interest rate then applicable to the Securities from the applicable interest payment date to the date of payment (such additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Securities until the end of an Optional Deferral Period, except upon a redemption of the Securities during such Optional Deferral Period. For the avoidance of doubt, any such deferral of payment of interest during an Optional Deferral Period in compliance with this paragraph shall not be deemed to be Defaulted Interest.

At the end of an Optional Deferral Period or on any Redemption Date, the Company shall be obligated to pay all accrued and unpaid interest, including any Additional Interest, on the Securities. Once the Company pays all accrued and unpaid interest payments on the Securities, including any Additional Interest, the Company may again defer interest payments on the Securities as described above, but not beyond the Stated Maturity of the Securities.

The Company shall provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the record date therefor to any applicable self-regulatory organization. In addition, in connection with the exercise of its option to defer interest, the Company shall deliver to the Trustee an Officer’s Certificate stating that no Event of Default shall have occurred and be continuing. Subject to receipt of the Officer’s Certificate, the Trustee shall promptly forward such notice to each Holder of record of the Securities.

During an Optional Deferral Period, subject to the exceptions set forth below, the Company shall not:

• declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, or

• make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior in right of payment to the Securities.

None of the foregoing, however, shall restrict:

• any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;

• the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

• dividends, payments or distributions payable in shares of capital stock;

• redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its Subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or

• any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Payment of the principal of and interest on this Security will be made at the designated Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest and principal on this Security may at the Company’s option be paid by check to the payee or in immediately available funds by transfer to an account maintained by the payee located in the United States.

The statements set forth in the restrictive legends above are an integral part of the terms of this Security and by acceptance hereof each Holder of this Security agrees to be subject to and bound by the terms and provisions set forth in such legend.

General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), unlimited in aggregate principal amount, issued and to be issued in one or more series under an indenture dated as of March 27, 2020 (as supplemented from time to time, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and the respective resolutions of the Company’s Board of Directors or resolutions pursuant to the authority of the Board of Directors, an Officer’s Certificate and/or indentures supplemental thereto, as the case may be, reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of a series designated as 6.375% Fixed-to-Fixed Rate Junior Subordinated Debentures due 2062, initially limited in aggregate principal amount as of the date hereof to $1,000,000,000.

Authorized Denominations. The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000.

Book-Entry Security. This Security is a Global Security and is being registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Subject to the terms of the Indenture, this Security will be held by DTC or its nominee, and beneficial interests will be held by beneficial owners through the book-entry facilities of DTC or its nominee in minimum denominations of $2,000 and in integral multiples of $1,000. As long as this Security is registered in the name of DTC or its nominee, the Trustee will make payments of principal of and interest on this Security by wire transfer of immediately available funds to DTC or its nominee. Notwithstanding the above, upon the maturity of this Security, the principal, together with accrued interest thereon, will be paid in immediately available funds upon surrender of this Security at the designated Corporate Trust Office of the Trustee or such other offices or agencies appointed by the Trustee for that purpose or such other locations provided in the Indenture.

Subordination. The Securities are a series of Subordinated Securities and subject to Article Sixteen of the Indenture.

Redemption and Maturity. The Securities are not subject to any sinking fund and are subject to redemption prior to maturity as set forth below. There will be no mandatory redemption prior to maturity.

Optional Redemption. (a) At any time and from time to time on or after March 30, 2027 (the “Par Call Date”) or on any Interest Payment Date thereafter, the Securities will be redeemable, in whole or in part, at the option of the Company, upon not less than 10 nor more than 60 days’ prior notice, at a Redemption Price equal to the sum of 100% of their principal amount to be redeemed, plus accrued and unpaid interest (including deferred interest, if any), to, but excluding, the Redemption Date.

(b) At any time and from time to time prior to the Par Call Date, the Securities will be redeemable, in whole or in part, at the option of the Company, upon not less than 10 nor more than 60 days’ prior notice, at a Redemption Price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the next succeeding Redemption Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 50 basis points less (b) interest accrued to the Redemption Date, and (2) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest (including deferred interest, if any) to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent H.15 under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”);

or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(c) On and after the Redemption Date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date on the Securities to be redeemed on such date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected in accordance with the procedures of the Depositary or by such method as the Trustee shall deem appropriate. Additionally, the Company may at any time repurchase Securities in the open market and may hold or surrender the Securities to the Trustee for cancellation.

Redemption Upon a Tax Event. Following the occurrence of a Tax Event (as defined below), the Securities will be redeemable at any time within ninety (90) days of the occurrence of such Tax Event, at the option of the Company, in whole but not in part, at a Redemption Price equal to the sum of 100% of their principal amount thereof, and any accrued and unpaid interest to, but excluding, the Redemption Date (a “Tax Event Redemption Date”) (subject to the rights of Holders of record on the relevant Regular Record Date that is on or prior to the Tax Event Redemption Date to receive interest due on the relevant Interest Payment Date).

A “Tax Event” occurs with respect to the Securities when the Company has received an opinion of nationally recognized counsel experienced in U.S. federal income tax matters that, as a result of:

• any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the U.S. or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

• an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

• any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

• a threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of such series, which amendment, clarification, or change is effective or the administrative action is taken or a judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by the Company on such series of Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for U.S. federal income tax purposes.

On and after a Tax Event Redemption Date, interest will cease to accrue on the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Tax Event Redemption Date, the Company will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date on the Securities to be redeemed on such date.

Redemption Upon a Rating Agency Event. Following the occurrence of a Rating Agency Event (as defined below) with respect to the Securities, the Securities will be redeemable at any time within ninety (90) days of the occurrence of such Rating Agency Event, at the option of the Company, in whole but not in part, at a Redemption Price equal to the sum of 102% of their principal amount thereof and any accrued and unpaid interest to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on the relevant Interest Payment Date).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Securities on the date of original issuance of the Securities (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Securities would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the Securities as compared with the amount of equity credit that such rating agency had assigned to the Securities as of the date of original issuance thereof.

On and after a Rating Agency Event Redemption Date, interest will cease to accrue on the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Rating Agency Event Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date on the Securities to be redeemed on such date.

Redemption Upon a Change of Control Event. Following the occurrence of a Change of Control Event the Securities will be redeemable at any time, at the option of the Company, in whole but not in part, at a Redemption Price equal to the sum of 101% of the principal amount thereof and any accrued and unpaid interest to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on the relevant Interest Payment Date).

Unless the Company has previously or concurrently given a redemption notice to Holders of all outstanding Securities within 30 days following any Change of Control Event in respect of the Securities or, at the Company’s option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, the Company shall send a notice to each Holders of the Securities describing the transaction or transactions that constitute or may constitute the Change of Control Event and either the Company’s election not to redeem the Securities or the applicable Redemption Date (which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent) (a “Change of Control Event Redemption Date”), together with such other matters as may be advisable in the Company’s discretion or required by the Indenture. The notice shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the redemption date specified in the notice. If no Change of Control Redemption is made by the Company within the time periods specified in this paragraph following a Change of Control Event with respect to the Securities and the Company has not otherwise given a redemption notice to Holders of all outstanding Securities, the per annum rate of interest payable on the Securities of such series will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to Holders of Securities.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Change of Control Event Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date on the Securities to be redeemed on such date.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than the Company or one of its Affiliates;

(2) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors;

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company, one of its subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of the Company’s Voting Stock, in each case, measured by voting power rather than number of shares; or

(4) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Company’s common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

“Rating Downgrade Event” with respect to the Securities means that the rating of such Securities by all of the Rating Agencies is decreased by one or more gradations (including gradations within rating categories as well as between rating categories) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Downgrade Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Downgrade Event).

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of such Board of Directors on the first date that any of the Securities were issued; or

(2) was nominated for election or elected to the Company’s Board of Directors (i) with the approval of Redstone Family Members representing not less than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.

“Redstone Family Members” includes only the following persons: (i) the estate of Mr. Sumner Redstone; (ii) each descendant of Mr. Redstone or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iii) any former spouse of Mr. Redstone; (iv) each “Family Controlled Entity” (as defined below); and (v) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests is owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on March 24, 2022 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1) each of Moody’s, S&P and Fitch; and

(2) if any of Moody’s, S&P or Fitch ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

An “Affiliate” of the Company means any person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

General. In the case of any partial redemption, selection of the Securities for redemption will be made in accordance with the procedures of the Depositary or by the Trustee by such method as the Trustee in its sole discretion deems appropriate; provided that no Securities of this series of $2,000 in principal amount or less shall be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security.

In the event of a deposit or withdrawal of an interest in this Security, including an exchange, transfer, repurchase or conversion of this Security in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (all such series voting together as a single class). The Indenture also contains provisions permitting the Holders of not less than specified percentages in aggregate principal amount of the Outstanding Securities of each series, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holders of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

Events of Default. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of all Outstanding Securities of this series shall have made written request to, and offered indemnity reasonably satisfactory to, the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Security on or after the respective due dates expressed herein.

The following are the “Events of Default” with respect to the Securities:

• default in the payment of any interest (including Additional Interest) on any Securities when such interest becomes due and payable, and continuance of such default for a period of 30 days, subject to the Company’s right to optionally defer interest payments;

• default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity;

• the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

• the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company in furtherance of any such action.

For the avoidance of doubt, the Events of Default stated in this section shall be the only Events of Default applicable to the Securities.

With respect to the Securities, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the paragraph above or (ii) certain other covenants and warranties inapplicable to the Security), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Securities.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Securities will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Securities may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Securities; provided, further, that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the Securities, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Certain Provisions Not to Apply. The provisions of Article Eight or Sections 1007, 1009 or 1010 of the Indenture shall not apply to the Securities.

Other. Each Holder of the Securities shall, by accepting the Securities or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Securities constitute indebtedness and shall treat the Securities as indebtedness for United States federal, state and local tax purposes.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security will be registered on the Security Register of the Company or the Trustee upon surrender of this Security for registration of transfer at the office or agency of the Company or the Trustee maintained for such purpose at such office or agency as the Company or Trustee may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Security Registrar duly executed by, the Holder hereof or their attorney duly authorized in writing, and thereupon one or more new Securities of this series of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Security is a Global Security. If at any time the Depositary for this Global Security notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary for such Global Security shall no longer be eligible under applicable law, the Company shall appoint a successor Depositary eligible under applicable law with respect to this Global Security. If a successor Depositary eligible under applicable law for this Global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Trustee, upon receipt of the Company Order, Officer’s Certificate and Opinion of Counsel for the authentication and delivery of definitive Registered Securities of Securities of this series and tenor, will authenticate and deliver such definitive Registered Securities of such series and tenor, in any authorized denominations, in an aggregate principal amount equal to the principal amount of this Global Security, in exchange for this Global Security.

Defined Terms. All terms used in this Security that are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

Unless the certificate of authentication hereon has been duly executed by or on behalf of Deutsche Bank Trust Company Americas, as Trustee under the Indenture, or its successor thereunder, by the manual or facsimile signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	PARAMOUNT GLOBAL,

as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of a series referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:

Authorized Signatory

Dated:

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